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Sequa Exchanges Preferred Shares for Common

New York, June 27 - Sequa Corporation (NYSE; SQAA) has exchanged 91,168 shares of its Class A common stock for 61,600 shares of its $5.00 cumulative convertible preferred stock. The exchange was as a result of an unsolicited offer from a single holder.

The exchange ratio was 1.48 shares of Class A common stock for each share of preferred. The conversion ratio of the convertible preferred stock is 1.322 shares of
Class A common stock for each share of preferred.

       After the transaction, there are approximately 350,000 shares of $5.00 cumulative convertible preferred stock issued and outstanding.

       Sequa Corporation is a diversified industrial company with principal operations serving the aftermarket for jet engine components, the automotive industry, the coil coating market, and the industrial machinery market.

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6/27/05

Note: This press release may include forward-looking statements that are subject to risks and uncertainties.
A number of factors, including political, currency, regulatory and competitive and technological developments, could result in material differences between actual results and those outlined in any forward-looking statements. For additional information, see the comments included in Sequa's filings with the Securities and Exchange Commission.